Exhibit 32
ECTION 1350 CERTIFICATIONS

The undersigned executive officers of Home Federal Bancorp, Inc. of Louisiana (the "Registrant") hereby certify that the Registrant's Form 10-Q for the quarter ended September 30, 2008 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained therein fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 14, 2008	/s/ Daniel R. Herndon
	Name:	Daniel R. Herndon
	Title:	President and Chief Executive Officer

Date: November 14, 2008	/s/ Clyde D. Patterson
	Name:	Clyde D. Patterson
	Title:	Executive Vice President
(Principal Financial Officer)

A signed original of this written statement required by Section 906 has been provided to Home Federal Bancorp, Inc. of Louisiana and will be retained by Home Federal Bancorp, Inc. of Louisiana and furnished to the Securities and Exchange Commission or its staff upon request.